UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 6, 2015

BIOAMBER INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35905	98-0601045
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1250 Rene Levesque West, Suite 4110		3850 Annapolis Lane North, Suite 180
Montreal, Quebec, Canada H3B 4W8		Plymouth, Minnesota 55447
(Address of principal executive offices)

Registrant's telephone number, including area code (514) 844-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2015, BioAmber Inc. (the “Company”) issued a press release announcing that Chief Financial Officer Andrew Ashworth retired on December 31, 2014. Francois Laurin has been appointed to succeed as the Company’s Chief Financial Officer effective as of December 31, 2014, pursuant to an employment agreement dated December 2, 2014 (the “Employment Agreement”).

Mr. Laurin, 54, was most recently the chief financial officer of Alderon Iron Ore Corp (NYSE:AXX, TSX:ADV), a publicly listed exploration and development stage company in the mining sector, from 2013 to 2014.  Prior to that, Mr. Laurin was the president and chief executive officer of CapEx Iron Ore Ltd. (TSXV:CEV) from 2011 to 2013 and chief financial officer of Consolidated Thompson Iron Mines (TSX:CLM) from 2009 to 2011.  He has also held senior financial positions at Transat A.T., Caisse de Depot du Quebec, Bombardier and Teleglobe.  Mr. Laurin is a chartered professional accountant and a chartered financial analyst, and was named a Fellow CPA in 2014.

Pursuant to the Employment Agreement, Mr. Laurin reports to the Company’s Chief Executive Officer, and his base annual salary is CAD$340,000. Going forward, Mr. Laurin will be eligible to receive an annual performance bonus targeted at 50% of his base salary, with the actual amount of such bonus, if any, to be determined by the Board of Directors. Mr. Laurin is also entitled to participate in the benefits and insurance programs generally available to all Company employees.

In connection with his hiring, Mr. Laurin received an option to purchase 200,000 shares of the Company’s common stock with a 10-year term and at an exercise price equal to US$8.46, determined pursuant to the terms of the Company’s equity award grant policy. Twenty-five percent (25%) of the shares underlying the option will vest on December 31, 2015 with the remaining seventy-five percent (75%) to vest monthly over the three (3) following years, subject to Mr. Laurin’s continued employment with the Company over such period and the terms of the Company’s 2013 stock option and incentive plan.

The Employment Agreement further provides that, if Mr. Laurin is terminated without cause, he will be entitled to receive a severance payment of an amount equal to six (6) month gross base salary plus one (1) month per year of service, up to a maximum of twelve (12) months, and a pro rata portion of (i) the average of the bonuses earned by Mr. Laurin for the two previous fiscal years if the termination occurs after December 31, 2016 or (ii) the bonus earned by Mr. Laurin for the previous fiscal year if the termination occurs after December 31, 2015 but on or before December 31, 2016.  Also, if Mr. Laurin is terminated without cause in the twelve (12) months following a transaction involving a change of control of the Company, he will be entitled to the severance payment provided in the preceding sentence, except that the six (6) month period is replaced by a twelve (12) month period and the maximum of twelve (12) months is replaced by eighteen (18) months.

The Employment Agreement also contains customary confidentiality, non-hiring and non-competition provisions.

The foregoing summary of the Employment Agreement is qualified in its entirety by reference to the complete text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference.

In connection with Mr. Laurin’s appointment, effective as of December 31, 2014, the Board of Directors of the Company designated Mr. Laurin as an “executive officer” of the Company as such term is defined under Rule 3b-7 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and an “officer” as such term is defined under Rule 16a-1(f) of the Exchange Act.

The Company also announced today that board member Denis Lucquin resigned from the board effective December 31, 2014.  Mr. Lucquin’s resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

The full text of the press release issued by the Company on January 6, 2015 is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.Financial Statements and Exhibits

(d)      Exhibits

Exhibit
Number	Description

10.1	Employment Agreement, dated December 2, 2014, between the Company and Francois Laurin.
99.1	Press Release dated January 6, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2015	BIOAMBER INC.

	By:	/s/Jean-François Huc
Jean-François Huc
President, Chief Executive Officer and Director